Exhibit 10.31
PBG
PENSION EQUALIZATION PLAN
(PEP)
2006 Restatement

PEP PENSION EQUALIZATION PLAN

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Page
No.
9.2 Amendments	13

9.3 Termination	13

APPENDIX	14

Foreword	14

Article IPO – Transferred and Transition Individuals	14

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ARTICLE I – History and Purpose
     The Pepsi Bottling Group, Inc. (the “Company”) established the PBG Pension Equalization Plan (“PEP” or “Plan”) effective April 6, 1999 for the benefit of salaried employees of the PBG Organization who participate in the PBG Salaried Employees Retirement Plan (“Salaried Plan”). The Plan was amended by a First Amendment effective as of May 26, 1999. The Plan provides benefits for eligible employees whose pension benefits under the Salaried Plan are limited by the provisions of the Internal Revenue Code of 1986, as amended. In addition, the Plan provides benefits for certain eligible employees based on the pre-1989 Salaried Plan formula. The Plan is intended as a nonqualified unfunded deferred compensation plan for federal income tax purposes. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Plan is structured as two plans. The portion of the Plan that provides benefits based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”) is intended to be an “excess benefit plan” as described in Section 4(b)(5) of ERISA. The portion of the Plan that provides benefits based on limitations imposed by Section 401(a)(17) of the Code is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly-compensated employees.
     The Plan was initially established as a successor plan to the PepsiCo Pension Equalization Plan, due to PBG’s April 6, 1999 initial public offering and the Plan included historical PepsiCo provisions which are relevant for eligibility and benefit determinations under the Plan.
     The Company now wishes to amend and completely restate the Plan, effective as of January 1, 2006, except as otherwise explicitly provided in the Plan.
          The PBG Pension Equalization Plan is hereby amended and completely restated (the “2006 Restatement”) as follows. This 2006 Restatement is not intended to conform the Plan to the requirements of Section 409A of the Code. Prior to adoption of such conforming amendments, the Company intends to operate the Plan in a manner that complies with Section 409A and the published guidance under such section.
ARTICLE II – Definitions and Construction
     2.1 Definitions: The following words and phrases, when used in this Plan, shall have the meaning set forth below unless the context clearly indicates otherwise. Unless otherwise expressly qualified by the terms or the context of this Plan, the terms used in this Plan shall have the same meaning as those terms in the Salaried Plan.
          (a) Actuarial Equivalent: Except as otherwise specifically set forth in the Plan or any Appendix to the Plan with respect to a specific benefit determination, a benefit of equivalent value computed on the basis of the factors applicable for such purposes under the Salaried Plan.
          (b) Advance Election: A Participant’s election to receive his PEP Pension as a Single Lump Sum or an Annuity, made in compliance with the requirements of Section 6.3.
          (c) Annuity: A Pension payable as a series of monthly payments for at least the life of the Participant.
          (d) Code: The Internal Revenue Code of 1986, as amended from time to time.
          (e) Company or PBG: The Pepsi Bottling Group, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.
          (f) Compensation Limitation: Benefits not payable under the Salaried Plan because of the limitations on the maximum amount of compensation which may be considered in determining the annual benefit of the Salaried Plan Participant under Section 401(a)(17) of the Code.

          (g) Effective Date: The date upon which this Plan was effective, which is April 6, 1999 (except as otherwise provided herein).
          (h) ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
          (i) Participant: An Employee participating in the Plan in accordance with the provisions of Section 3.1.
          (j) PBG Organization: The controlled group of organizations of which the Company is a part, as defined by Code section 414 and regulations issued thereunder. An entity shall be considered a member of the PBG Organization only during the period it is one of the group of organizations described in the preceding sentence.
          (k) Salaried Plan Participant: An Employee who is a participant in the Salaried Plan.
          (l) PEP Pension: One or more payments that are payable to a person who is entitled to receive benefits under the Plan.
          (m) PEP Election: A Participant’s election to receive his PEP Pension as provided in Article VI.
          (n) PepsiCo Prior Plan: The PepsiCo Pension Equalization Plan.
          (o) Plan: The PBG Pension Equalization Plan, the Plan set forth herein, as it may be amended from time to time. The Plan is also sometimes referred to as PEP. For periods before April 6, 1999, references to the Plan refer to the PepsiCo Prior Plan.
          (p) Plan Administrator: The Company, which shall have authority to administer the Plan as provided in Article VII.
          (q) Plan Year: The 12-month period ending on each December 31st.
          (r) Primary Social Security Amount: In determining Pension amounts, Primary Social Security Amount shall mean:
          (1) For purposes of determining the amount of a Retirement, Vested or Pre-Retirement Spouse’s Pension, the Primary Social Security Amount shall be the estimated monthly amount that may be payable to a Participant commencing at age 65 as an old-age insurance benefit under the provisions of Title II of the Social Security Act, as amended. Such estimates of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the following assumptions:
          (i) That the Participant’s social security wages in any year prior to Retirement or severance are equal to the Taxable Wage Base in such year, and
          (ii) That he will not receive any social security wages after Retirement or severance.
However, in computing a Vested Pension under Section 4.2, the estimate of the old-age insurance benefit to which a Participant would be entitled at age 65 shall be based upon the assumption that he continued to receive social security wages until age 65 at the same rate as the Taxable Wage Base in effect at his severance from employment. For purposes of this subsection, “social security wages” shall mean wages within the meaning of the Social Security Act.

          (2) For purposes of determining the amount of a Disability Pension, the Primary Social Security Amount shall be (except as provided in the next sentence) the initial monthly amount actually received by the disabled Participant as a disability insurance benefit under the provisions of Title II of the Social Security Act, as amended and in effect at the time of the Participant’s retirement due to disability. Notwithstanding the preceding sentence, for any period that a Participant receives a Disability Pension before receiving a disability insurance benefit under the provisions of Title II of the Social Security Act, then the Participant’s Primary Social Security Amount for such period shall be determined pursuant to paragraph (1) above.
          (3) For purposes of paragraphs (1) and (2), the Primary Social Security Amount shall exclude amounts that may be available because of the spouse or any dependent of the Participant or any amounts payable on account of the Participant’s death. Estimates of Primary Social Security Amounts shall be made on the basis of the Social Security Act as in effect at the Participant’s Severance from Service Date, without regard to any increases in the social security wage base or benefit levels provided by such Act which take effect thereafter.
          (s) Salaried Plan: The PBG Salaried Employees Retirement Plan, as it may be amended from time to time. Any references herein to the Salaried Plan for a period that is before the Effective Date shall mean the PepsiCo Salaried Employees Retirement Plan.
          (t) Section 415 Limitation: Benefits not payable under the Salaried Plan because of the limitations imposed on the annual benefit of a Salaried Plan Participant by Section 415 of the Code.
          (u) Single Lump Sum: The distribution of a Participant’s total Pension in the form of a single payment.
          (v) Vested Pension: The PEP Pension available to a Participant who has a vested PEP Pension and is not eligible for a Retirement Pension.
     2.2 Construction: The terms of the Plan shall be construed in accordance with this section.
          (a) Gender and Number: The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.
          (b) Compounds of the Word “Here”: The words “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.
ARTICLE III – Participation
     3.1 Each Salaried Plan Participant whose benefit under the Salaried Plan is curtailed by the Compensation Limitation or the Section 415 Limitation, or both, and each other Salaried Plan Participant whose 1988 pensionable “earnings” under the Salaried Plan, as described in Section 4.2(a), were $75,000 or more shall participate in this Plan.
ARTICLE IV – Amount of Retirement Pension
     4.1 PEP Pension: Subject to Section 4.5, a Participant’s PEP Pension shall equal the amount determined under (a) or (b) of this Section 4.1, whichever is applicable.

          (a) Same Form as Salaried Plan: If a Participant’s PEP Pension will be paid in the same form and will commence as of the same time as his pension under the Salaried Plan, then his monthly PEP Pension shall be equal to the excess of:
          (1) The greater of (i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to the Compensation Limitation and the Section 415 Limitation, and (ii) if applicable, the amount determined in accordance with Section 4.2, expressed in such form and payable as of such time; over
          (2) The amount of the monthly pension benefit that is in fact payable to such Salaried Plan Participant under the Salaried Plan, expressed in such form and payable as of such time.
          (b) Different Form than Salaried Plan: If a Participant’s PEP Pension will be paid in a different form (whether in whole or in part) or will commence as of a different time than his pension benefit under the Salaried Plan, his PEP Pension shall be the product of:
          (1) The greater of (i) the monthly pension benefit which would have been payable to such Participant under the Salaried Plan without regard to the Compensation Limitation and the Section 415 Limitation, and (ii) if applicable, the amount determined in accordance with Section 4.2, expressed in the form and payable as of such time as applies to his PEP Pension under this Plan, multiplied by
          (2) A fraction, the numerator of which is the value of the amount determined in Section 4.1(b)(1), reduced by the value of his pension under the Salaried Plan, and the denominator of which is the value of the amount determined in Section 4.1(b)(1) (with value determined on a reasonable and consistent basis, in the discretion of the Plan Administrator, with respect to similarly situated employees).
     Notwithstanding the above, in the event any portion of the accrued benefit of a Participant under this Plan or the Salaried Plan is awarded to an alternate payee pursuant to a qualified domestic relations order, as such terms are defined in Section 414(p) of the Code, the Participant’s PEP Pension shall be adjusted, as the Plan Administrator shall determine, so that the combined benefit payable to the Participant and the alternate payee from this Plan and the Salaried Plan is the amount determined pursuant to subsections 4.1(a) and (b) above.
     4.2 PEP Guarantee: A Participant who is eligible under subsection (a) below shall be entitled to a PEP Guarantee benefit determined under subsection (b) below, if any.
          (a) Eligibility: A Participant shall be covered by this section if the Participant has 1988 pensionable earnings from an Employer of at least $75,000. For purposes of this section, “1988 pensionable earnings” means the Participant’s remuneration for the 1988 calendar year that was recognized for benefit accrual received under the Salaried Plan as in effect in 1988. “1988 pensionable earnings” does not include remuneration from an entity attributable to any period when that entity was not an Employer.
          (b) PEP Guarantee Formula: The amount of a Participant’s PEP Guarantee shall be determined under paragraph (1), subject to the special rules in paragraph (2).
          (1) Formula: The amount of a Participant’s PEP Guarantee under this paragraph shall be determined as follows:
          (i) Three percent of the Participant’s Highest Average Monthly Earnings for the first 10 years of Credited Service, plus
          (ii) One percent of the Participant’s Highest Average Monthly Earnings for each year of Credited Service in excess of 10 years, less

     (iii) One and two-thirds percent of the Participant’s Primary Social Security Amount multiplied by years of Credited Service not in excess of 30 years.
     In determining the amount of a Vested Pension, the PEP Guarantee shall first be calculated on the basis of (I) the Credited Service the Participant would have earned had he remained in the employ of the Employer until his Normal Retirement Age, and (II) his Highest Average Monthly Earnings and Primary Social Security Amount at his Severance from Service Date, and then shall be reduced by multiplying the resulting amount by a fraction, the numerator of which is the Participant’s actual years of Credited Service on his Severance from Service Date and the denominator of which is the years of Credited Service he would have earned had he remained in the employ of an Employer until his Normal Retirement Age.
     In determining the amount of a Disability Pension under the formula above, the PEP Guarantee shall be calculated on the basis of the Participant’s Credited Service, and his Highest Average Monthly Earnings and Primary Social Security Amount at the date of disability.
          (2) Calculation: The amount of the PEP Guarantee shall be determined pursuant to paragraph (1) above, subject to the following special rules:
          (i) Surviving Eligible Spouse’s Annuity: Subject to subparagraph (iii) below and the last sentence of this subparagraph, if the Participant has an Eligible Spouse and has commenced receipt of an Annuity under this section, the Participant’s Eligible Spouse shall be entitled to receive a survivor annuity equal to 50 percent of the Participant’s Annuity under this section, with no corresponding reduction in such Annuity for the Participant. Annuity payments to a surviving Eligible Spouse shall begin on the first day of the month coincident with or following the Participant’s death and shall end with the last monthly payment due prior to the Eligible Spouse’s death. If the Eligible Spouse is more than 10 years younger than the Participant, the survivor benefit payable under this subparagraph shall be adjusted as provided below.
          (A) For each full year more than 10 but less than 21 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by 0.8 percent.
          (B) For each full year more than 20 that the surviving Eligible Spouse is younger than the Participant, the survivor benefit payable to such spouse shall be reduced by an additional 0.4 percent.
          This subparagraph applies only to a Participant who retires on or after his Early Retirement Date.
          (ii) Reductions: The following reductions shall apply in determining a Participant’s PEP Guarantee.
          (A) If the Participant will receive an Early Retirement Pension, the payment amount shall be reduced by 3/12ths of 1 percent for each month by which the benefit commencement date precedes the date the Participant would attain his Normal Retirement Date.
          (B) If the Participant is entitled to a Vested Pension, the payment amount shall be reduced to the Actuarial Equivalent of the amount payable at his Normal Retirement Date (if payment commences before such date), and the reductions set forth in the Salaried Plan for any Pre-Retirement Spouse’s coverage shall apply.

          (C) This clause applies if the Participant will receive his PEP Guarantee in a form that provides an Eligible Spouse benefit, continuing for the life of the surviving spouse, that is greater than that provided under subparagraph (i). In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of the PEP Guarantee otherwise payable under the foregoing provisions of this section.
          (D) This clause applies if the Participant will receive his PEP Guarantee in a form that provides a survivor annuity for a beneficiary who is not his Eligible Spouse. In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of a Single Life Annuity for the Participant’s life.
          (E) This clause applies if the Participant will receive his PEP Guarantee in a Annuity form that includes inflation protection described in the Salaried Plan. In this instance, the Participant’s PEP Guarantee under this section shall be reduced so that the total value of the benefit payable on the Participant’s behalf is the Actuarial Equivalent of the elected Annuity without such protection.
          (iii) Lump Sum Conversion: The amount of the PEP Guarantee determined under this section for a Participant whose Retirement Pension will be distributed in the form of a lump sum shall be the Actuarial Equivalent of the Participant’s PEP Guarantee determined under this section, taking into account the value of any survivor benefit under subparagraph (i) above and any early retirement reductions under subparagraph (ii)(A) above.
     4.3 Certain Adjustments: Pensions determined under the foregoing sections of this Article are subject to adjustment as provided in this section. For purposes of this section, “specified plan” shall mean the Salaried Plan or a nonqualified pension plan similar to this Plan. A nonqualified pension plan is similar to this Plan if it is sponsored by a member of the PBG Organization and if its benefits are not based on participant pay deferrals (this category of similar plans includes the PepsiCo Prior Plan).
          (a) Adjustments for Rehired Participants: This subsection shall apply to a current or former Participant who is reemployed after his Annuity Starting Date and whose benefit under the Salaried Plan is recalculated based on an additional period of Credited Service. In the event of any such recalculation, the Participant’s PEP Pension shall also be recalculated hereunder. For this purpose, the PEP Guarantee under Section 4.2 is adjusted for in-service distributions and prior distributions in the same manner as benefits are adjusted under the Salaried Plan, but by taking into account benefits under this Plan and any specified plans.
          (b) Adjustment for Increased Pension Under Other Plans: If the benefit paid under a specified plan on behalf of a Participant is increased after PEP benefits on his behalf have been determined (whether the increase is by order of a court, by agreement of the plan administrator of the specified plan, or otherwise), the PEP benefit for the Participant shall be recalculated. If the recalculation identifies an overpayment hereunder, the Plan Administrator shall take such steps as it deems advisable to recover the overpayment. It is specifically intended that there shall be no duplication of payments under this Plan and any specified plans.
     4.4 Reemployment of Certain Participants. In the case of a current or former Participant who is reemployed and is eligible to reparticipate in the Salaried Plan after his Annuity Starting Date, payment of his PEP Pension will be suspended if payment of his Salaried Plan pension is suspended (or would have been if it were already in pay status). Thereafter, his PEP Pension shall recommence at the time determined under Section 6.1 (even if the suspension of his Salaried Plan pension ceases earlier).
     4.5 Vesting; Misconduct. A Participant shall be fully vested in his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan. Notwithstanding the preceding, or any other provision of the Plan to the contrary, a Participant shall forfeit his or her entire PEP Pension if the Plan Administrator determines that such Participant has engaged in “Misconduct” as defined below, determined without regard to whether the Misconduct occurred before or after the Participant’s Severance from Service. The Plan Administrator may, in its sole discretion, require the Participant to pay to the Employer any PEP Pension paid to the Participant within the twelve month period immediately preceding a date on which the Participant engaged in such Misconduct, as determined by the Plan Administrator.
          “Misconduct” means any of the following, as determined by the Plan Administrator in good faith: (i) violation of any agreement between the Company or Employer and the Participant, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) violation of any duty to the Company or Employer, including but not limited to violation of the Company’s Code of Conduct; (iii) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company or Employer which is disparaging or which in any way reflects negatively upon the Company or Employer unless required by law or pursuant to a Company or Employer policy; (iv) improperly disclosing or otherwise misusing any confidential information regarding the Company or Employer; (v) unlawful trading in the securities of the Company or of another company based on information garnered as a result of that Participant’s employment or other relationship with the Company; (vi) engaging in any act which is considered to be contrary to the best interests of the Company or Employer, including but not limited to recruiting or soliciting employees of the Employer; or (vii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.
ARTICLE V – Death Benefits
     5.1 Death Benefits: Each Participant entitled to a PEP Pension under this Plan who dies before his Annuity Starting Date shall be entitled to a death benefit equal in amount to the additional death benefit to which the Participant would have been entitled under the Salaried Plan if the PEP Pension as determined under Article IV was payable under the Salaried Plan instead of this Plan.
          Payment of any death benefit of a Participant who dies before his Annuity Starting Date under the Plan shall be made to the persons and in the proportions to which any death benefit under the Salaried Plan is or would be paid.
ARTICLE VI – Distribution Options
     The terms of this Article govern the distribution of benefits to a Participant who becomes entitled to payment of a PEP Pension under the Plan.
     6.1 Form and Timing of Distributions: Subject to Sections 6.6 and 6.7, this Section shall govern the form and timing of PEP Pensions.
          (a) No Advance Election: This subsection shall apply to a Participant: (i) who does not have an Advance Election in effect as of the close of business on the day before his Retirement Date, or (ii) who terminates employment prior to Retirement. Subject to the next sentence, a Participant described in this subsection shall be paid his PEP Pension in the same form and at the same time as he is paid his pension under the Salaried Plan.
          (b) Advance Election in Effect: This subsection shall apply to a Participant who has an Advance Election in effect as of the close of business on the day before his Retirement Date. To be in effect, an Advance Election must meet the advance receipt and other requirements of Section 6.3(b).
          (1) Lump Sum Election: If a Participant covered by this subsection has an Advance Election to receive a Single Lump Sum in effect as of the close of business on the day before his Retirement Date, the Participant’s PEP Pension shall be paid as a Single Lump Sum as of the first of the month coincident with or next following his Retirement Date.

          (2) Annuity Election: If a Participant covered by this subsection has an Advance Election to receive an Annuity in effect as of the close of business on the day before his Retirement Date, the Participant’s PEP Pension shall be paid in an Annuity beginning on the first of the month coincident with or next following his Retirement Date. The following provisions of this paragraph govern the form of Annuity payable in the case of a Participant described in this paragraph.
          (i) Salaried Plan Election: A Participant who has a qualifying Salaried Plan election shall receive his distribution in the same form of Annuity the Participant selected in such qualifying Salaried Plan election. For this purpose, a “qualifying Salaried Plan election” is a written election of a form of payment by the Participant that: (A) is currently in effect under the Salaried Plan as of the close of business on the day before the Participant’s Retirement Date, and (B) specifies an Annuity as the form of payment for all or part of the Participant’s retirement pension under the Salaried Plan. For purposes of the preceding sentence, a Participant who elects a combination lump sum and Annuity under the Salaried Plan is considered to have specified an Annuity for part of his Salaried Plan pension.
          (ii) PEP Election: A Participant who is not covered by subparagraph (i) and who has a PEP Election in effect as of the close of business on the day before his Retirement Date shall receive his distribution in the form of Annuity the Participant selects in such PEP Election.
          (iii) No PEP Election: A Participant who is not covered by subparagraph (i) or (ii) above shall receive his distribution in the form of a Qualified Joint and Survivor Annuity if he is married, or in the form of a Single Life Annuity if he is not married.
     6.2 Available Forms of Payment: The forms of payment under this Plan shall be the form of payment available under the Salaried Plan.
          (a) Available Options for Vested Benefits: The forms of payment available for a Participant with a Vested Pension are a Qualified Joint and Survivor Annuity for married Participants and a Single Life Annuity for both married and unmarried Participants. The applicable form of payment shall be determined in accordance with Section 6.1(a).
     6.3 Procedures for Elections: This section sets forth the procedures for making Advance Elections and PEP Elections.
          (a) In General: To qualify as an Advance Election or PEP Election for purposes of Section 6.1, an election must be made in writing, on the form designated by the Plan Administrator, and must be signed by the Participant. These requirements also apply to any revocations of such elections. Spousal consent is not required for any election (or revocation of election) under the Plan.
          (b) Advance Election: To qualify as an Advance Election, an election must be made under this Plan on or after July 15, 1993 and meet the following requirements.
          (1) Election: The Participant shall designate on the Advance Election form whether the Participant elects to take his PEP Pension in the form of an Annuity or a Single Lump Sum.
          (2) Receipt by Plan Administrator: The Advance Election must be received by the Plan Administrator before the start of the calendar year containing the Participant’s Retirement Date, and at least 6 months before that Retirement Date. An election that meets the foregoing requirements shall remain effective until it is changed or revoked.
          (3) Change or Revocation of Election: A Participant may change an Advance Election by filing a new Election that meets the foregoing requirements. A Participant may revoke an

Advance Election only by filing a revocation that is received by the Plan Administrator before the start of the calendar year containing the Participant’s Retirement Date, and at least 6 months before that Retirement Date.
Any Advance Election by a Participant shall be void if the Participant is not entitled to a PEP Pension.
          (c) PEP Election: A PEP Election may only be made by a Participant who has an Advance Election to receive an Annuity in effect at the time his PEP Election is received by the Plan Administrator. In determining whether an Advance Election is in effect for this purpose, the advance receipt requirement of subsection (b)(2) shall be considered met if it will be met by the Participant’s proposed Retirement Date.
          (1) Election: The Participant shall designate on the PEP Election form the Annuity form of benefit the Participant selects from those described in the Salaried Plan, including the Participant’s choice of inflation protection, subject to the provisions of this Article VI; provided that the Single Lump Sum Option and the Combination Lump Sum / Monthly Benefit Option are not available pursuant to a PEP Election.
          (2) Receipt by the Plan Administrator: The PEP Election must be received by the Plan Administrator no earlier than 90 days before the Participant’s Retirement Date, and no later than the close of business on the day before the Participant’s Retirement Date. The Participant shall furnish proof of the age of his beneficiary (including his Eligible Spouse if applicable), to the Plan Administrator by the day before the Participant’s Retirement Date, for any form of payment which is subject to reduction.
A Participant may change his PEP Election by filing a new Election with the Plan Administrator that meets the foregoing requirements. The Participant’s PEP Election shall become effective at the close of business on the day before the Participant’s Retirement Date. Any PEP Election by a Participant shall be void if the Participant does not have an Advance Election in effect at such time.
          (d) Elections Rules for Annuity Starting Dates: When amounts become payable to a Participant in accordance with Article IV, they shall be payable as of the Participant’s Annuity Starting Date and the election procedures (in this section and Sections 6.1 and 6.5) shall apply to all of the Participant’s unpaid accruals as of such Annuity Starting Date, with the following exception. In the case of a Participant who is rehired after his initial Annuity Starting Date and who (i) is currently receiving an Annuity that remained in pay status upon rehire, or (ii) was previously paid a lump sum distribution (other than a cashout distribution described in Section 4.9(a)), the Participant’s subsequent Annuity Starting Date (as a result of his termination of reemployment), and the election procedures at such subsequent Annuity Starting Date, shall apply only to the portion of his benefit that accrues after his rehire. Any prior accruals that remain to be paid as of the Participant’s subsequent Annuity Starting Date shall continue to be payable in accordance with the elections made at his initial Annuity Starting Date.
     For purposes of this section, an election shall be treated as received on a particular day if it is: (A) postmarked that day, or (B) actually received by the Plan Administrator on that day. Delivery under clause (B) must be made by the close of business, which time is to be determined by the Plan Administrator.
     6.4 Special Rules for Survivor Options:
          (a) Effect of Certain Deaths: If a Participant makes a PEP Election for a form of payment described in Section 6.2(a)(2) and the Participant or his beneficiary (beneficiaries in the case of Section 6.2(a)(2)(iv)) dies before the PEP Election becomes effective, the election shall be disregarded. If the Participant dies after such PEP Election becomes effective but before his Retirement Pension actually commences, the election shall be given effect and the amount payable to his surviving Eligible Spouse or other beneficiary shall commence on the first day of the month following his death (any back payments due the Participant shall be payable to his estate). In the case of a Participant who has elected the form of payment described in Section 6.2(a)(2)(iv), if such Participant dies: (i) after the PEP Election has become effective, (ii) without a surviving primary or contingent beneficiary, and (iii) before receiving 120 payments under the form of payment, then the remaining payments due under such form of payment shall be paid to the Participant’s estate. If payments have commenced under such form of payment to a Participant’s primary or contingent beneficiary and such beneficiary dies before payments are completed, then the remaining payments due under such form of payment shall be paid to such beneficiary’s estate.
          (b) Nonspouse Beneficiaries: If a Participant’s beneficiary is not his Eligible Spouse, he may not elect:
          (1) The 100 percent survivor option described in Section 6.2(a)(2)(i) if his nonspouse beneficiary is more than 10 years younger than he is, or
          (2) The 75 percent survivor option described in Section 6.2(a)(2)(ii) if his nonspouse beneficiary is more than 19 years younger than he is.
     6.5 Designation of Beneficiary: A Participant who has elected to receive all or part of his pension in a form of payment that includes a survivor option shall designate a beneficiary who will be entitled to any amounts payable on his death. Such designation shall be made on a PEP Election Form or an approved election form filed under the Salaried Plan, whichever is applicable. In the case of the survivor option described in Section 6.2(a)(2)(iv), the Participant shall be entitled to name both a primary beneficiary and a contingent beneficiary. A Participant (whether active or former) shall have the right to change or revoke his beneficiary designation at any time prior to when his election is finally effective. The designation of any beneficiary, and any change or revocation thereof, shall be made in accordance with rules adopted by the Plan Administrator. A beneficiary designation shall not be effective unless and until filed with the Plan Administrator (or for periods before the Effective Date, the Plan Administrator under the Prior Plan). If no beneficiary is properly designated, then a Participant’s election of a survivor’s option described in Section 6.2(a)(2) shall not be given effect.
     6.6 Cashout Distributions:
          (a) Distribution of Participant’s Pension: If at a Participant’s Annuity Starting Date the Actuarial Equivalent lump sum value of the Participant’s PEP Pension is equal to or less than $10,000, the Plan Administrator shall distribute to the Participant such lump sum value of the Participant’s PEP Pension.
          (b) Distribution of Pre-Retirement Spouse’s Pension Benefit: If at the time payments under the Salaried Plan commence to an Eligible Spouse the Actuarial Equivalent lump sum value of the PEP Pre-Retirement Spouse’s Pension to be paid is equal to or less than $10,000, the Plan Administrator shall distribute to the Eligible Spouse such lump sum value of the PEP Pre-Retirement Spouse’s Pension.
     Any lump sum distributed under this section shall be in lieu of the Pension that otherwise would be distributable to the Participant or Eligible Spouse hereunder.
     6.7 Section 162(m) Postponement: Notwithstanding any other provision of this Plan to the contrary, no PEP Pension shall be paid to any Participant prior to the earliest date on which the Company’s federal income tax deduction for such payment is not precluded by Section 162(m) of the Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively feasible following the first date as of which Section 162(m) of the Code no longer precludes the deduction by the Company of such payment. Amounts deferred because of the Section 162(m) deduction limitation shall be increased by simple interest for the period of delay at the annual rate of six percent (6%).

ARTICLE VII – Administration
     7.1 Authority to Administer Plan: The Plan shall be administered by the Plan Administrator, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Plan Administrator shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant’s current mailing address, age and marital status. The Plan Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. The Company, in its capacity as Plan Administrator or in any other capacity, shall not be a fiduciary of the Plan for purposes of ERISA, and any restrictions that apply to a party in interest under section 406 of ERISA shall not apply to the Company or otherwise under the Plan.
     7.2 Facility of Payment: Whenever, in the Plan Administrator’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may make payments to such person or to the legal representative of such person for his benefit, or the Plan Administrator may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
     7.3 Claims Procedure: The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. This discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court, arbitrator or other tribunal under the arbitrary and capricious standard (i.e., the abuse of discretion standard). If, pursuant to this discretionary authority, an assertion of any right to a benefit by or on behalf of a Participant or beneficiary is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant within the 90-day period following the receipt of the claim by the Plan Administrator, a comprehensible written notice setting forth:
          (a) The specific reason or reasons for such denial;
          (b) Specific reference to pertinent Plan provisions on which the denial is based;
          (c) A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and
          (d) A description of the Plan’s claim review procedure. The claim review procedure is available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after receipt by the claimant of written notice of the denial of the claim, and includes the right to examine pertinent documents and submit issues and comments in writing to the Plan Administrator, or the designated party. The decision on review will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days, and shall be in writing and drafted in a manner calculated to be understood by the claimant, and include specific reasons for the decision with references to the specific Plan provisions on which the decision is based.
          If within a reasonable period of time after the Plan receives the claim asserted by the Participant, the Plan Administrator, or the designated party, fails to provide a comprehensible written notice stating that the claim is wholly or partially denied and setting forth the information described in (a) through (d) above, the claim shall be deemed denied. Once the claim is deemed denied, the Participant shall be entitled to the claim review procedure described in subsection (d) above. Such review procedure shall be available upon written request by the claimant to the Plan Administrator, or the designated party, within 60 days after the claim is deemed denied. Any claim under the Plan that is reviewed by a court shall be reviewed solely on the basis of the record before the Plan Administrator at the time it made its determination.

     7.4 Effect of Specific References: Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provision, is less complete or broad.
ARTICLE VIII– Miscellaneous
     8.1 Nonguarantee of Employment: Nothing contained in this Plan shall be construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any of its Employees, with or without cause.
     8.2 Nonalienation of Benefits: Benefits payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on the Company. The Company shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
     8.3 Unfunded Plan: The Company’s obligations under the Plan shall not be funded, but shall constitute liabilities by the Company payable when due out of the Company’s general funds. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the rights of any unsecured general creditor of the Company.
     8.4 Action by the Company: Any action by the Company under this Plan may be made by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors, with a report of any actions taken by it to the Board of Directors. In addition, such action may be made by any other person or persons duly authorized by resolution of said Board to take such action.
     8.5 Indemnification: Unless the Board of Directors of the Company shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee acting in good faith within the scope of his employment in carrying out the administration of the Plan.
     8.6 Applicable Law: All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the provisions of ERISA. In the event ERISA is not applicable or does not preempt state law, the laws of the state of New York shall govern.
     If any provision of this Plan is, or is hereafter declared to be, void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.
     8.7 Withholding: The Employer shall withhold from amounts due under this Plan the amount necessary to enable the employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax withholding provisions of the Code, by an applicable state’s income tax, or by an applicable city, county or municipality’s earnings or income tax act. The Employer may withhold from the compensation of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any FICA taxes which may be required with respect to amounts accrued by a Participant hereunder as determined by the Employer.
ARTICLE IX – Amendment and Termination
     9.1 Continuation of the Plan: While the Company and the Employers intend to continue the Plan indefinitely, they assume no contractual obligation as to its continuance. In accordance with Section 8.4, the

Company hereby reserves the right, in its sole discretion, to amend, terminate, or partially terminate the Plan at any time.
     9.2 Amendments: The Company may, in its sole discretion, make any amendment or amendments to this Plan from time to time, with or without retroactive effect, including any amendment or amendments to eliminate available distribution options under Article VI hereof at any time before the earlier of the Participant’s Annuity Starting Date under this Plan or under the Salaried Plan. An Employer (other than the Company) shall not have the right to amend the Plan.
     9.3 Termination: The Company may terminate the Plan, either as to its participation or as to the participation of one or more Employers. If the Plan is terminated with respect to fewer than all of the Employers, the Plan shall continue in effect for the benefit of the Employees of the remaining Employers.

APPENDIX
Foreword
     This Appendix sets forth additional provisions applicable to individuals specified in the Articles of this Appendix. In any case where there is a conflict between the Appendix and the main text of the Plan, the Appendix shall govern.
Article IPO – Transferred and Transition Individuals
     IPO.1 Scope: This Article supplements the main portion of the Plan document with respect to the rights and benefits of Transferred and Transition Individuals following the spinoff of this Plan from the PepsiCo Prior Plan.
     IPO.2 Definitions: This section provides definitions for the following words or phrases in boldface and underlined. Where they appear in this Article with initial capitals they shall have the meaning set forth below. Except as otherwise provided in this Article, all defined terms shall have the meaning given to them in Section 2.1 of the Plan.
          (a) Agreement: The 1999 Employee Programs Agreement between PepsiCo, Inc. and The Pepsi Bottling Group, Inc.
          (b) Close of the Distribution Date: This term shall take the definition given it in the Agreement.
          (c) Transferred Individual: This term shall take the definition given it in the Agreement.
          (d) Transition Individual: This term shall take the definition given it in the Agreement.
     IPO.3 Rights of Transferred and Transition Individuals: All Transferred Individuals who participated in the PepsiCo Prior Plan immediately prior to the Effective Date shall be Participants in this Plan as of the Effective Date. The spinoff of this Plan from the PepsiCo Prior Plan shall not result in a break in the Service or Credited Service of Transferred Individuals or Transition Individuals. Notwithstanding anything in the Plan to the contrary, and as provided in Section 2.04 of the Agreement, all service, all compensation, and all other benefit-affecting determinations for Transferred Individuals that, as of the Close of the Distribution Date, were recognized under the PepsiCo Prior Plan for periods immediately before such date, shall as of the Effective Date continue to receive full recognition, credit and validity and shall be taken into account under this Plan as if such items occurred under this Plan, except to the extent that duplication of benefits would result. Similarly, notwithstanding anything to the contrary in the Plan, the benefits of Transition Individuals shall be determined in accordance with section 8.02 of the Agreement.